Aflac Incorporated Form 8-K

EXHIBIT 99.1
News Release
FOR IMMEDIATE RELEASE

Aflac Incorporated Announces Fourth Quarter Results,
Reports Fourth Quarter Net Earnings of $525 Million,
2018 Adjusted EPS Exceeds Guidance,
Affirms 2019 Adjusted EPS Outlook,
Increases First Quarter Cash Dividend 3.8%

COLUMBUS, Ga. - January 31, 2019 - Aflac Incorporated (NYSE: AFL) today reported its fourth quarter results.

Total revenues were $5.1 billion during the fourth quarter of 2018, compared with $5.4 billion in the fourth quarter of 2017. Net earnings were $525 million, or $0.69 per diluted share, compared with $2.6 billion, or $3.27 per diluted share a year ago. Net earnings for both the fourth quarter and full year of 2017 also included a $1.9 billion benefit from the U.S. Tax Cut and Jobs Act ("Tax Reform").

Net earnings in the fourth quarter of 2018 included pretax net realized investment losses of $322 million, or $0.42 per diluted share, compared with pretax net gains of $58 million, or $0.07 per diluted share a year ago. Included in those net losses were $64 million of losses related to impairments and loan loss reserve changes. Pretax net realized losses also included $130 million in losses from changes in the fair value of equity securities and $136 million in losses from certain derivatives and foreign currency activities. The income tax benefit on these net earnings adjustments in the quarter was $77 million.

The average yen/dollar exchange rate* in the fourth quarter of 2018 was 112.87, or 0.1% stronger than the average rate of 112.98 in the fourth quarter of 2017. For the full year, the average exchange rate was 110.39, or 1.6% stronger than the rate of 112.16 a year ago, which increased Aflac Japan's growth rates in dollar terms.

Adjusted earnings* in the fourth quarter were $779 million, compared with $633 million in the fourth quarter of 2017. Adjusted earnings per diluted share* increased 27.5% to $1.02 in the quarter, largely reflecting the impact of Tax Reform on the effective tax rate, overall strong net investment income and favorable benefit ratios. The slightly stronger yen/dollar exchange rate did not impact adjusted earnings per diluted share.

For the full year of 2018, total revenues were up 0.4% to $21.8 billion, compared with $21.7 billion for the full year of 2017. Net earnings were $2.9 billion, or $3.77 per diluted share, compared with $4.6 billion, or $5.77 per diluted share, for the full year of 2017. Adjusted earnings for the full year of 2018 were $3.2 billion, or $4.16 per diluted share, compared with $2.7 billion, or $3.40 per diluted share, in 2017. Excluding the positive impact of $0.04 per share from the stronger yen/dollar exchange rate, adjusted earnings per diluted share increased 21.5% for the full year of 2018.

Total investments and cash at the end of December 2018 were $126.2 billion, compared with $123.7 billion at December 31, 2017. In the fourth quarter, Aflac repurchased $378 million, or 8.5 million of its common shares. For the full year, Aflac repurchased $1.3 billion, or 28.9 million of its common shares. At the end of December, the company had 69.0 million remaining shares authorized for repurchase.

Shareholders’ equity was $23.5 billion, or $31.06 per share, at December 31, 2018, compared with $24.6 billion, or $31.50 per share, at December 31, 2017. Shareholders’ equity at the end of the fourth quarter included a net unrealized gain on investment securities and derivatives of $4.2 billion, compared with a net unrealized gain of $5.9 billion at December 31,

2017. Shareholders’ equity at December 31, 2018 and 2017 also included an unrealized foreign currency translation loss of $1.8 billion respectively. The annualized return on average shareholders’ equity in the fourth quarter was 9.0%.

Shareholders’ equity excluding AOCI was $21.3 billion, or $28.22 per share at December 31, 2018, compared with $20.6 billion, or $26.34 per share, at December 31, 2017. The annualized adjusted return on equity excluding foreign currency impact* in the fourth quarter was 14.6%.

AFLAC JAPAN

In yen terms, Aflac Japan's premium income, net of reinsurance, was ¥351.4 billion for the quarter, or 0.8% lower than a year ago, with growth in third sector premium more than offset by the reduction in first sector premium due to savings products reaching premium paid-up status. Net investment income, net of amortized hedge costs, increased 7.2% to ¥68.0 billion, primarily driven by higher income from dollar-denominated floating rate assets. Total revenues in yen increased 0.4% to ¥420.6 billion. Pretax adjusted earnings in yen for the quarter increased 6.4% on both a reported and currency-neutral basis, driven largely by higher-yielding U.S. dollar investments and a favorable third sector benefit ratio. The pretax adjusted profit margin for the Japan segment was 21.4%, compared with 20.2% a year ago.

For the full year, premium income in yen was ¥1.4 trillion, or 1.5% lower than a year ago, reflecting the impact of certain policies reaching paid-up status. Net investment income, net of amortized hedge costs, increased 5.5% to ¥265.5 billion. Total revenues in yen were down 0.5% to ¥1.7 trillion. Pretax adjusted earnings were ¥354.2 billion, or 3.1% higher than a year ago.

For the quarter in dollar terms, premium income, net of reinsurance, decreased 0.7% to $3.1 billion in the fourth quarter. Net investment income, net of amortized hedge costs, increased 7.7% to $602 million. Total revenues increased by 0.5% to $3.7 billion. Pretax adjusted earnings increased 6.8% to $798 million.

For the full year in dollar terms, premium income, net of reinsurance, was $12.8 billion, or 0.1% higher than a year ago. Net investment income, net of amortized hedge costs, increased 7.5% to $2.4 billion. Total revenues were up 1.2% to $15.2 billion. Pretax adjusted earnings were $3.2 billion, or 5.0% higher than a year ago.

For the quarter, third sector sales, which include cancer, medical and income support products, increased 1.0% to ¥22.2 billion and total new annualized premium sales (sales) increased 2.2% to ¥24.2 billion, or $214 million.

For the full year, third sector sales increased 1.6% and total sales increased 1.1% to ¥95.9 billion, or $869 million.

AFLAC U.S.

Aflac U.S. premium income rose 2.7% to $1.4 billion in the fourth quarter. Net investment income increased 0.5% to $183 million, driven by higher income from floating rate assets partially offset from the drawdown of excess capital in the U.S. segment. Total revenues were up 2.4% to $1.6 billion. Pretax adjusted earnings were $274 million, 4.9% lower than a year ago, driven by anticipated increases in expenses in the quarter. The pretax adjusted profit margin for the U.S. segment was 17.0%, compared with 18.3% a year ago.

For the full year, premium income rose 2.6% to $5.7 billion. Net investment income increased 0.8% to $727 million. Total revenues were up 2.4% to $6.4 billion and pretax adjusted earnings were $1.3 billion, 3.2% higher than a year ago.

Aflac U.S. sales increased 4.3% in the quarter to $537 million. For the full year, sales increased 3.2% to $1.6 billion.

CORPORATE AND OTHER

For the quarter, total revenue increased 36.8% to $93 million, reflecting net investment income of $38 million. Net investment income, which increased $27 million, benefited from an $18 million pretax contribution from the company’s corporate yen hedging program and invested assets transferred as part of the drawdown of excess capital in the U.S. segment beginning in the fourth quarter of 2017. Pretax adjusted earnings were a loss of $26 million, compared with a loss of $64 million a year ago.
For the full year, total revenue increased 24.6% to $339 million, reflecting net investment income of $113 million. Net investment income, which increased $78 million, benefited from a $36 million pretax contribution from the company’s corporate yen hedging program and invested assets transferred as part of the drawdown of excess capital in the U.S. segment beginning in the fourth quarter of 2017. Pretax adjusted earnings were a loss of $139 million, compared with a loss of $214 million a year ago.

DIVIDEND

The board of directors declared the first quarter dividend of $0.27 per share, payable on March 1, 2019 to shareholders of record at the close of business on February 20, 2019.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with the company’s overall performance for the year. Total pretax adjusted earnings increased 6.6% driven by increased pretax profit margins in both the U.S. and Japan segments. Improved profitability is particularly impressive when considering we have stepped-up investment in our core technology platforms and growth initiatives. Investing in growth and innovation is a critical strategic focus for 2019. I am pleased with the Board's decision to increase the dividend, coming off our 36th consecutive year of dividend increases and a recognition of the stability of our earnings and capital generation. It also demonstrates our commitment to rewarding our shareholders.

"Aflac Japan, our largest earnings contributor, converted from a branch to a subsidiary at the beginning of April and generated strong financial performance. As we enter a new year, we expect to see a slight decline in Aflac Japan’s total earned premium in 2019 mainly due to limited-pay policies reaching paid-up status. We expect net earned premium of third sector and first sector protection products combined to grow in the 1% to 2% range. Sales are expected to decline in the low-to-mid single digits coming off the highest third sector sales year in recent history, which included the very successful launch of our new cancer insurance products.

“Turning to our U.S. operations, we are pleased with a year of strong financial performance from Aflac U.S. in 2018, which includes elevated expenses as a result of accelerated investments in the platform post U.S. Tax Reform. In line with what we said on the most recent outlook call, we expect Aflac U.S. to deliver continued solid results in 2019 with earned premium growth of 2% to 3% and stable sales growth.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and maintaining a strong risk-based capital ratio in the U.S. and solvency margin ratio in Japan. We will also continue to reinvest in our business recognizing that prudent investment in our platform is also critical to our growth strategy and driving efficiencies that ultimately will impact the bottom line. We balance reinvestment with a focus on increasing the dividend and repurchasing shares. We expect share repurchase will be in the range of $1.3 to $1.7 billion in 2019, with the range allowing us to be more tactical in our deployment strategy. As always, this assumes stable capital conditions and the absence of compelling alternatives.

“As we look to 2019, our objective is to produce stable adjusted earnings per diluted share of $4.10 to $4.30, assuming the 2018 weighted-average exchange rate of 110.39 yen to the dollar. As always, we are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders.”

About Aflac Incorporated
Aflac Incorporated (NYSE: AFL) is a Fortune 500 company, helping provide protection to more than 50 million people through its subsidiaries in Japan and the U.S., where it is a leading supplemental insurer by paying cash fast when policyholders get sick or injured. For more than six decades, insurance policies of Aflac Incorporated’s subsidiaries have given policyholders the opportunity to focus on recovery, not financial stress. Aflac Life Insurance Japan is the leading provider of medical and cancer insurance in Japan where it insures 1 in 4 households. Through its trailblazing One Day PaySM initiative in the United States, for eligible claims, Aflac can process, approve and electronically send funds to claimants for quick access to cash in just one business day. For 12 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2018, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for the 20th consecutive year and in 2019 Fortune included Aflac on its list of World’s Most Admired Companies for the 18th time. To find out more about One Day PaySM and learn how to get help with expenses health insurance doesn’t cover, get to know us at aflac.com.

Aflac herein means American Family Life Assurance Company of Columbus and American Family Life Assurance Company of New York.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (ET) on Friday, February 1, 2019.

*See Non-U.S. GAAP Financial Measures section for an explanation of foreign exchange and its impact on the financial statements and definitions of the non-U.S. GAAP financial measures used in this earnings release, as well as a reconciliation of such non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measures.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2018	2017	% Change
Total revenues	$5,126	$5,424	(5.5)%
Benefits and claims, net	2,925	3,007	(2.7)
Total acquisition and operating expenses	1,479	1,418	4.3
Earnings before income taxes	722	999	(27.7)
Income taxes*	197	(1,585)
Net earnings*	$525	$2,584	(79.7)%
Net earnings per share – basic	$0.69	$3.29	(79.0)%
Net earnings per share – diluted	0.69	3.27	(78.9)
Shares used to compute earnings per share (000):
Basic	760,037	784,317	(3.1)%
Diluted	765,103	790,080	(3.2)
Dividends paid per share	$0.26	$0.23	13.0%

* This includes the company’s estimated impact of Tax Reform of $1.9 billion in 2017, which was adjusted in 2018 by an immaterial amount for the quarter.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2018	2017	% Change
Total revenues	$21,758	$21,667	0.4%
Benefits and claims, net	12,000	12,181	(1.5)
Total acquisition and operating expenses	5,775	5,468	5.6
Earnings before income taxes	3,983	4,018	(0.9)
Income taxes*	1,063	(586)
Net earnings*	$2,920	$4,604	(36.6)%
Net earnings per share – basic	$3.79	$5.81	(34.8)%
Net earnings per share – diluted	3.77	5.77	(34.7)
Shares used to compute earnings per share (000):
Basic	769,588	792,042	(2.8)%
Diluted	774,650	797,861	(2.9)
Dividends paid per share	$1.04	$0.87	19.5%

* This includes the company’s estimated impact of Tax Reform of $1.9 billion in 2017, which was adjusted in 2018 by an immaterial amount for the year.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2018	2017	% Change
Assets:
Total investments and cash	$126,243	$123,659	2.1%
Deferred policy acquisition costs	9,875	9,505	3.9
Other assets	4,288	4,053	5.8
Total assets	$140,406	$137,217	2.3%
Liabilities and shareholders’ equity:
Policy liabilities	$103,188	$99,147	4.1%
Notes payable	5,778	5,289	9.2
Other liabilities	7,978	8,183	(2.5)
Shareholders’ equity	23,462	24,598	(4.6)
Total liabilities and shareholders’ equity	$140,406	$137,217	2.3%
Shares outstanding at end of period (000)	755,286	780,910	(3.3)%

NON-U.S. GAAP FINANCIAL MEASURES1

This earnings release includes references to Aflac’s non-U.S. GAAP financial measures, adjusted earnings, adjusted earnings per diluted share, adjusted return on equity, amortized hedge costs, and adjusted book value. These measures are not calculated in accordance with U.S. GAAP. The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business. The company believes that amortized hedge costs, which are a component of adjusted earnings, measure the periodic currency risk management costs associated with hedging a portion of Aflac Japan’s U.S. dollar-denominated investments and are an important component of net investment income. The company considers adjusted book value important as it excludes accumulated other comprehensive income (AOCI), which fluctuates due to market movements that are outside management’s control. Definitions of the company’s non-U.S. GAAP financial measures and reconciliations to the most comparable U.S. GAAP measures are provided below and in the following schedules.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Because foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity, all excluding current period foreign currency impact, are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates fluctuations driven solely by yen-to-dollar currency rate changes. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Aflac defines the non-U.S. GAAP financial measures included in this earnings release as follows:

•
Adjusted earnings are adjusted revenues less benefits and adjusted expenses. The adjustments to both revenues and expenses account for certain items that cannot be predicted or that are outside management’s control.  Adjusted revenues are U.S. GAAP total revenues excluding realized investment gains and losses, except for amortized hedge costs related to foreign currency exposure management strategies and net interest cash flows from derivatives associated with certain investment strategies. Adjusted expenses are U.S. GAAP total acquisition and operating expenses including the impact of interest cash flows from derivatives associated with notes payable but excluding any nonrecurring or other items not associated with the normal course of the company’s insurance operations and that do not reflect Aflac’s underlying business performance. The most comparable U.S. GAAP measure is net earnings.

•
Adjusted earnings per share (basic or diluted) are the adjusted earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented. The most comparable U.S. GAAP measure is net earnings per share.

•
Adjusted return on equity excluding foreign currency impact is calculated using adjusted earnings excluding the impact of the yen/dollar exchange rate, as reconciled with total U.S. GAAP net earnings, divided by average shareholders’ equity, excluding AOCI. The most comparable U.S. GAAP measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity.

•
Amortized hedge costs represent costs incurred in using foreign currency forward contracts to hedge the foreign exchange risk of a portion of U.S. dollar-denominated assets in the company’s Japan segment investment portfolio. These amortized hedge costs are derived from the difference between the foreign currency spot rate at time of trade inception and the contractual foreign currency forward rate, recognized on a straight line basis over the term of the hedge. There is no comparable U.S. GAAP financial measure for amortized hedge costs.

•
Adjusted book value is the U.S. GAAP book value (representing total shareholders' equity), less AOCI as recorded on the U.S. GAAP balance sheet. The company considers adjusted book value important as it excludes AOCI, which fluctuates due to market movements that are outside management's control.

1 Beginning with the first quarter of 2018, the company began utilizing the term “adjusted earnings” for the measure formerly referred to as "operating earnings," on both a pretax and after-tax basis, as well as an absolute and per-share basis, and the term "adjusted return on equity" for the measure formerly referred to as "operating return on equity." This change only pertained to the label of the measure and did not alter its definition or calculation.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2018	2017	% Change

Net earnings	$525	$2,584	(79.7)%

Items impacting net earnings:
Realized investment (gains) losses	322	(58)
Other and non-recurring (income) loss	2	31
Income tax (benefit) expense on items excluded from adjusted earnings	(77)	9
Tax reform adjustment [4]	7	(1,933)

Adjusted earnings	779	633	23.1%
Current period foreign currency impact [2]	(1)	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$778	$633	22.9%

Net earnings per diluted share	$0.69	$3.27	(78.9)%

Items impacting net earnings:
Realized investment (gains) losses	0.42	(0.07)
Other and non-recurring (income) loss	—	0.04
Income tax (benefit) expense on items excluded from adjusted earnings	(0.10)	0.01
Tax reform adjustment [4]	0.01	(2.45)

Adjusted earnings per diluted share	1.02	0.80	27.5%
Current period foreign currency impact [2]	—	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$1.02	$0.80	27.5%
1 Amounts may not foot due to rounding.
2 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates fluctuations driven solely by yen-to-dollar currency rate changes.
4 The impact of Tax Reform was estimated in 2017, and adjustments were recorded in 2018 for return-to-provision adjustments, various amended returns filed by the company, and final true-ups of deferred tax liabilities.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2018	2017	% Change

Net earnings	$2,920	$4,604	(36.6)%

Items impacting net earnings:
Realized investment (gains) losses	297	—
Other and non-recurring (income) loss	75	69
Income tax (benefit) expense on items excluded from adjusted earnings	(83)	(24)
Tax reform adjustment [4]	18	$(1,933)

Adjusted earnings	3,226	2,716	18.8%
Current period foreign currency impact [2]	(28)	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$3,198	$2,716	17.7%

Net earnings per diluted share	$3.77	$5.77	(34.7)%

Items impacting net earnings:
Realized investment (gains) losses	0.38	—
Other and non-recurring (income) loss	0.10	0.08
Income tax (benefit) expense on items excluded from adjusted earnings	(0.11)	(0.03)
Tax reform adjustment [4]	0.02	$(2.42)

Adjusted earnings per diluted share	4.16	3.40	22.4%
Current period foreign currency impact [2]	(0.04)	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$4.13	$3.40	21.5%
1 Amounts may not foot due to rounding.
2 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates fluctuations driven solely by yen-to-dollar currency rate changes.
4 The impact of Tax Reform was estimated in 2017, and adjustments were recorded in 2018 for return-to-provision adjustments, various amended returns filed by the company, and final true-ups of deferred tax liabilities.

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE 1
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

DECEMBER 31,	2018	2017	% Change
U.S. GAAP book value	$23,462	$24,598
Less:
Unrealized foreign currency translation gains (losses)	(1,847)	(1,750)
Unrealized gains (losses) on securities and derivatives	4,210	5,941
Pension liability adjustment	(212)	(163)
Total AOCI	2,151	4,028
Adjusted book value [2]	$21,311	$20,570
Add:
Unrealized foreign currency translation gains (losses)	(1,847)	(1,750)
Adjusted book value including unrealized foreign currency translation gains (losses) [3]	$19,464	$18,820

Number of outstanding shares at end of period (000)	755,286	780,910

U.S. GAAP book value per common share	$31.06	$31.50	(1.4)%
Less:
Unrealized foreign currency translation gains (losses) per common share	(2.45)	(2.24)
Unrealized gains (losses) on securities and derivatives per common share	5.57	7.61
Pension liability adjustment per common share	(0.28)	(0.21)
Total AOCI per common share	2.85	5.16
Adjusted book value per common share [2]	$28.22	$26.34	7.1%
Add:
Unrealized foreign currency translation gains (losses) per common share	(2.45)	(2.24)
Adjusted book value including foreign currency translation gains (losses) per common share [3]	$25.77	$24.10	6.9%

[1]	Amounts may not foot due to rounding.

[2]	Adjusted book value is the U.S. GAAP book value (representing total shareholder's equity), excluding AOCI (as recorded on the U.S. GAAP balance sheet).

[3]	Adjusted book value including unrealized foreign currency translation gains (losses) is adjusted book value plus unrealized foreign currency translation gains (losses).

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE 1
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

THREE MONTHS ENDED DECEMBER 31,	2018	2017
Net earnings - U.S. GAAP ROE [2]	9.0%	44.4%
Impact of excluding unrealized foreign currency translation gains (losses)	(0.9)	(4.0)
Impact of excluding unrealized gains (losses) on securities and derivatives	1.9	13.1
Impact of excluding pension liability adjustment	(0.1)	(0.4)
Impact of excluding AOCI	0.9	8.7
U.S. GAAP ROE - less AOCI	9.9	53.1
Differences between adjusted earnings and net earnings [3]	4.8	(40.0)
Adjusted ROE - reported	14.6	13.1
Less: Impact of foreign currency [4]	—	N/A
Adjusted ROE, excluding impact of foreign currency	14.6	13.0

[1]	Amounts presented may not foot due to rounding.

[2]	U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[3]	See separate reconciliation of net income to adjusted earnings.

[4]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE 1
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

TWELVE MONTHS ENDED DECEMBER 31,	2018	2017
Net earnings - U.S. GAAP ROE [2]	12.2%	20.4%
Impact of excluding unrealized foreign currency translation gains (losses)	(1.0)	(2.0)
Impact of excluding unrealized gains (losses) on securities and derivatives	3.0	5.8
Impact of excluding pension liability adjustment	(0.1)	(0.2)
Impact of excluding AOCI	1.8	3.6
U.S. GAAP ROE - less AOCI	13.9	24.0
Differences between adjusted earnings and net earnings [3]	1.5	(9.8)
Adjusted ROE - reported	15.4	14.2
Less: Impact of foreign currency [4]	0.1	N/A
Adjusted ROE, excluding impact of foreign currency	15.3	14.1

[1]	Amounts presented may not foot due to rounding.

[2]	U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[3]	See separate reconciliation of net income to adjusted earnings.

[4]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2018	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	0.2%	0.2%
Net investment income [4]	9.5	9.4
Total benefits and expenses	0.2	0.2
Adjusted earnings	23.1	22.9
Adjusted earnings per diluted share	27.5	27.5

[1]	Refer to previously defined adjusted earnings and adjusted earnings per diluted share.

[2]
Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year, which eliminates dollar-based fluctuations driven solely from currency rate changes.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2018	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	0.8%	(0.3)%
Net investment income [4]	8.4	7.7
Total benefits and expenses	0.7	(0.3)
Adjusted earnings	18.8	17.8
Adjusted earnings per diluted share	22.4	21.5

[1]	Refer to previously defined adjusted earnings and adjusted earnings per diluted share.

[2]
Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year, which eliminates dollar-based fluctuations driven solely from currency rate changes.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

	2019 ADJUSTED EARNINGS PER SHARE[1] SCENARIOS[2]

Weighted-Average Yen/Dollar Exchange Rate	Adjusted Earnings Per Diluted Share			Foreign Currency Impact
100	$ 4.26	-	$ 4.46	$ 0.16
105	4.18	-	4.38	0.08
110.39[3]	4.10	-	4.30	-
115	4.03	-	4.23	(0.07)
120	3.96	-	4.16	(0.14)

[1]
A non-U.S. GAAP financial measure, adjusted earnings per share (basic or diluted) are the adjusted earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented. In reliance on the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of SEC Regulation S-K, a quantitative reconciliation to the most comparable U.S. GAAP measure is not provided for this financial measure. Forward-looking information with regard to the most comparable U.S. GAAP financial measure, earnings per share, is not available without unreasonable effort. This is due to the unpredictable and uncontrollable nature of these reconciling items, which would require an unreasonable effort to forecast and we believe would result in such a broad range of projected values that would not be meaningful to investors. For this reason, we believe that the probable significance of such information is low.

[2]	Table recasts all quarters to the average exchange rate.

[3]	Actual 2018 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The Company desires to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The Company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; operation of the former Japan branch as a legal subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in the Company's industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; changes in tax rates applicable to the Company; defaults and credit downgrades of investments; ability to attract and retain qualified sales associates, brokers, employees, and distribution partners; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in the Company's financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of the Company's investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on the Company's investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to the Company's operations; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or dyoung@aflac.com

Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com